UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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☐	Soliciting Material Pursuant to § 240.14a-12

Health Management Associates, Inc.

(Name of Registrant as Specified In Its Charter)

Glenview Capital Partners, L.P.

Glenview Capital Master Fund, Ltd.

Glenview Institutional Partners, L.P.

Glenview Offshore Opportunity Master Fund, Ltd.

Glenview Capital Opportunity Fund, L.P.

Glenview Capital Management, LLC

Larry Robbins

Mary Taylor Behrens

Steven Epstein

Kirk Gorman

Stephen Guillard

John McCarty

JoAnn Reed

Steven Shulman

Peter Urbanowicz

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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On July 30, 2013, Glenview Capital Management, LLC issued a press release relating to Health Management Associates, Inc. A copy of the press release is filed herewith as Exhibit 1.

Exhibit 1

FOR IMMEDIATE RELEASE

Glenview Capital Moves Forward To Revitalize HMA

Glenview Comments on HMA’s Third Straight Earnings Miss, HMA’s 31% Reduction of

Earnings Guidance, HMA’s Receipt of Four Additional Subpoenas and the Acquisition

Proposal Made by Community Health Systems That Establishes a Floor Value for All HMA Shareholders

NEW YORK, NY (July 30, 2013) – Glenview Capital Management LLC, which owns 14.6% of the common stock of Health Management Associates, Inc. (NYSE: HMA) through affiliated investment funds, today confirms it will move forward to Revitalize HMA and encourages all HMA shareholders to consent promptly to replace the sitting Board with the Fresh Alternative nominees and issued the following statement:

“Earlier today, HMA made several announcements:

a)	For the third straight quarter, results will fall below expectations. Adjusted EBITDA will fall between $190 and $195, well below the First Call average EBITDA projection of publishing sell-side analysts of $234 million, while Earnings Per Share will fall between $0.10 and $0.11 versus consensus expectations of $0.21.

b)	HMA confirmed that for the 8th time in 11 years it now expects to miss its original earnings guidance, missing Adjusted EBITDA by 13% and EPS by 31% as follows:

HMA Guidance Date	Adjusted EBITDA	Earnings Per Share
January 2013	$978 - $1038	$0.86 - $1.01
April 2013	$978 - $1010	$0.86 - $0.95
Today	$850 - $900	$0.59 - $0.70
% change (at midpoint)	(13%)	(31%)

c)	HMA announced that it received four additional subpoenas from the US Department of Health and Human Services, Office of the Inspector General (“OIG”) in June and July.

d)	HMA entered into an agreement, subject to shareholder and regulatory approval, to sell itself to Community Health Systems (the “Community Proposal”) for a combination of $10.50 in cash, $3.28 in stock (based upon the closing stock price of Community Health Systems as of July 29, 2013) and a contingent value right with a future value between $0 per share and $1 per share.

Naturally, it is important for Glenview and all HMA shareholders to carefully read and review important documentation that has yet to be set forth, including the terms and conditions of the definitive merger agreement, the acquisition proxy that will contain important disclosures including the background of the transaction and finally HMA’s 10-Q filing that will describe in greater detail its most recent financial results. Notwithstanding, we felt it was important to communicate our initial views in a timely manner as set forth below based upon this morning’s disclosure.

Glenview is appreciative of the time and efforts that HMA, its advisors and Community Health Systems invested in developing this alternative for shareholders to consider. This is an important step forward in the process, but more work is necessary to reach HMA shareholders’ destination.

As we set forth in our communications to shareholders, that continue to be available at www.revitalizehma.com, the case for change at HMA is clear, and the capabilities and skills of the Fresh Alternative Board are broad and compelling:

a)	We asserted that, under the supervision of the sitting Board, HMA lacks the financial acumen to deliver on its projections. Unfortunately, this continues to be the case. We would note that management’s long-term compensation plan that was most recently updated by the sitting Board in February 2013 attempted to absolve management of their obligations to deliver on HMA projections by deeming management to have achieved targeted adjusted EBITDA if a change of control of the Company ensues.

b)	We asserted that, under the supervision of the sitting Board, HMA lacks the communication and analytical skills to bridge budget versus actual results to provide appropriate transparency to owners. As of today, we only have a preliminary announcement of Q2 results and a reduction of 2013 guidance without specific attribution of variances by amount and category. For example, HMA sets forth that legal expenses related to the consent solicitation have contributed to lower Adjusted EBITDA – such amounts of course are likely to be non-recurring and would be relevant to shareholders to understand so they may make proper analytical decisions.

c)	We asserted that, under the supervision of the sitting Board, HMA lacks management stability and capabilities at the most senior levels, which also continues.

d)	We asserted that the legal and regulatory challenges were tied to a lack of focus at the Board level on quality and compliance, and that a full change at the Board would send the strongest possible message regarding a change in “tone at the top” and offer a fresh perspective and set of resources to both minimize liabilities and improve forward compliance.

e)	We asserted that value is maximized in a strategic alternative review through the creation of several strong alternatives including a credible path to independent health and strength. As the sitting Board has entered into a sale agreement concurrent with management vacancy, disappointing results and a reduced outlook, it is difficult to assess whether the value offered in the Community Proposal represents full and fair value or represents the price offered by an opportunistic acquirer to a distressed seller.

f)	The eight nominees of the Fresh Alternative bring exceedingly deep experience to address all of today’s challenges at HMA:

•

Deep legal and regulatory experience to not only guide compliance and reduce contingent liabilities but also to guide the Board through its duties and obligations to shareholders during this period of evaluation.

•	Strong operating experience across the healthcare facilities and broader healthcare services sectors.

•	Strong transactional experience with both operating and financial executives who have led or participated in numerous M&A transactions and reviews of strategic alternatives.

•	Unmatched turnaround experience augmented by the skills and experience brought forth by Alvarez & Marsal.

•	Deep financial expertise to support the creation of reliable and understandable forecasts from which to make intelligent long-term strategic and financial decisions.

•

Broad strategic expertise to ensure appropriate near-term and, if necessary, long-term positioning for the implementation of coverage expansion that will occur prior to the contemplated closing of the proposed sale of HMA to Community Health Systems.

Glenview believes that the Community Proposal establishes an important floor value for HMA shareholders to evaluate. Given the management turnover and deterioration of performance under the sitting Board, we believe it is imperative that shareholders promptly replace the sitting Board with the Fresh Alternative nominees who, with the support of Alvarez & Marsal, would undertake the following:

a)	Preserve and strengthen the floor value of the Community Proposal by ensuring proper Board and Management focus on delivering profitability at least in line with the latest forecasts and averting any material deterioration in financial condition.

b)	Identify areas of operational, compliance and financial improvement that may serve to increase the value of HMA to Community or to HMA shareholders through other avenues and to begin to implement programs to achieve such improvements.

c)	Review and enhance current regulatory and compliance efforts to enhance patient quality and outcomes while concurrently reducing the financial costs of contingent liabilities to shareholders.

d)	Provide well-supported long-term financial forecasts that are necessary guideposts for all shareholders to make thoughtful and well informed decisions regarding the potential sale of the Company.

e)	Investigate and present any alternative proposals to create and enhance value beyond the floor established in today’s Community Proposal for the full consideration of all HMA shareholders.

f)	Ensure continued continuity of care and focus at HMA hospitals with appropriate resources, communication and support.

Glenview continues its efforts to Revitalize HMA and encourages shareholders to consent promptly to empower the Fresh Alternative Board to begin their important work. Glenview recommends that all HMA shareholders consent now and submit their consents prior to any deadline set by custodians or other service providers. For more information on the consent process, HMA shareholders should contact Okapi Partners LLC at (212) 297-0720 or toll free at (877) 869-0171.”

About Glenview Capital Management

Glenview Capital Management is a private investment management firm with more than $6 billion of assets under management. The firm was founded in 2000 and manages capital for qualified investors through a series of private investment funds, and has offices in New York and London. Glenview is focused on delivering attractive absolute returns through an intense focus on deep, fundamental research and individual security selection.

# # #

For More Information go to www.revitalizehma.com or contact:

Media:

Scott Tagliarino/Katrina Allen

ASC Advisors LLC

(203) 992-1230

Investors:

Bruce Goldfarb/ Patrick McHugh/ Lydia Mulyk

Okapi Partners LLC

(212) 297-0720

Toll Free: (877) 869-0171

GLENVIEW CAPITAL PARTNERS, L.P., GLENVIEW CAPITAL MASTER FUND, LTD., GLENVIEW INSTITUTIONAL PARTNERS, L.P., GLENVIEW OFFSHORE OPPORTUNITY MASTER FUND, LTD., GLENVIEW CAPITAL OPPORTUNITY FUND, L.P., GLENVIEW CAPITAL MANAGEMENT, LLC AND LARRY ROBBINS (COLLECTIVELY, “GLENVIEW”) TOGETHER WITH THE PROPOSED NOMINEES (COLLECTIVELY, WITH GLENVIEW, THE “PARTICIPANTS”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF HEALTH MANAGEMENT ASSOCIATES, INC. (“HMA” OR “THE COMPANY”) IN CONNECTION WITH GLENVIEW’S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS FROM THE STOCKHOLDERS OF THE COMPANY BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE DEFINITIVE CONSENT STATEMENT FILED ON JULY 19, 2013. THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT ARE BEING FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, GLENVIEW WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST TO OKAPI PARTNERS LLC, TELEPHONE: (877) 869-0171.

Cautionary Statement Regarding Forward-Looking Statements

This presentation may include “forward-looking statements” that reflect current views of future events. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature are often used to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals are forward-looking. Glenview’s forward-looking statements are based on its current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, no person undertakes any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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